Exhibit 10.1

2011 NORTHERN CALIFORNIA

INDUSTRIAL PORTFOLIO

AGREEMENT OF PURCHASE AND SALE

This Agreement (the “Agreement”), dated as of November 18, 2011, is between NORTHERN CALIFORNIA INDUSTRIAL PORTFOLIO, INC., a Maryland corporation, and RREEF AMERICA REIT II CORP. MMMM 3 CALIFORNIA, a Maryland corporation (“Seller”), and PS BUSINESS PARKS, L.P., a California limited partnership (“Buyer”).

ARTICLE I

PURCHASE AND SALE OF PROPERTY

Section 1.1	Sale.

Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, subject to the terms, covenants and conditions set forth herein, the following property (collectively, the “Property”):

(a) Real Property. Those certain twenty-six (26) real properties located at those addresses set forth in Exhibit A-1 attached hereto and made a part hereof, in the State of California, as more particularly described in Exhibit A-2 attached hereto and made a part hereof (the “Land”), together with (1) all improvements located thereon, including, without limitation, site improvements and fixtures (the “Improvements”), (2) all rights, benefits, privileges, easements, tenements, hereditaments, rights-of-way and other appurtenances thereon or in any way appertaining thereto, including all mineral rights, development rights, air and water rights, and (3) all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land (collectively, the “Real Property”);

(b) Leases. All of the landlord’s interest in and to all of the Leases (as defined in Section 2.1(b) below) of the Real Property, including Leases entered into after the date of this Agreement, as permitted by this Agreement except for the Excluded Rights (as defined in Section 1.1(d) below);

(c) Tangible Personal Property. All of the equipment, machinery, furniture, furnishings, supplies and other tangible personal property, if any, owned or leased by Seller and now or hereafter located on and used exclusively in the operation, ownership or maintenance of the Real Property including, without limitation, boilers, pumps, tanks, electric panel switchboards, lighting equipment and wiring, heating, plumbing, ventilating and air conditioning apparatus and equipment (collectively, the “Tangible Personal Property”), but specifically excluding from the Tangible Personal Property (1) any items of personal property owned by tenants of the Property, (2) any items of personal property in Seller’s property management office, if any, located on the Real Property, and (3) proprietary computer software, systems and equipment and related licenses used in connection with the operation or management of the Property. A schedule of the Tangible Personal Property is attached hereto as Schedule 1.1(c).

(d) Intangible Personal Property. To the extent assignable at no cost to Seller, all of Seller’s right, title and interest in all intangible personal property, if any, owned by Seller and related to the Real Property and the Improvements, including, without limitation: any trade names and trademarks associated with the Real Property and the Improvements (but specifically excluding the names “RREEF,” “RREEF America REIT II” and any derivatives thereof; any plans and specifications (including “as built” plans) and other architectural and engineering drawings for the Improvements; any Warranties (as defined in Section 2.1(b) below), to the extent assignable by Seller; and other contract rights related to the Property (but only to the extent Seller’s obligations thereunder are expressly assumed by Buyer pursuant to the Assignment of Leases, as defined in Section 8.3(a)(3) below); and any governmental permits, approvals, certificates of occupancy, and licenses (including any pending applications). Notwithstanding anything to the contrary contained herein, the following shall be excluded from the assignment of any rights of Seller under any leases or other intangible property: (i) subject to the restrictions set forth in Section 8.5(a), any rights of Seller against third parties including, without limitation, tenants, with respect to the period prior to Closing, and (ii) except to the extent Seller receives a credit therefor at Closing, the rights of Seller to rents and other payments from tenants prior to the Closing Date in accordance with the provisions of Section 8.5 below governing the same (the “Excluded Rights”) (collectively, the “Intangible Personal Property”).

The items described in Sections 1.1(a) through (d) are herein collectively referred to herein as the “Property.”

Section 1.2	Purchase Price.

(a) The purchase price of the Property is Five Hundred Twenty Million Dollars ($520,000,000) (the “Purchase Price”).

(b) The Purchase Price shall be paid as follows:

(1) Within two (2) business days after the Effective Date (as defined in Section 9.14), Buyer shall deposit in escrow with the San Francisco office of Chicago Title Company, National Business Unit, 455 Market Street, 21st Floor, San Francisco, California, 94105 (Telecopier number: 415-896-9422) Attn: Michelle Viguie (the “Title Company”) cash or other immediately available funds in the amount of Fifty Million Dollars ($50,000,000) (the “Deposit”).

(2) The Deposit shall be considered fully earned by Seller as consideration for entering into the Agreement and shall be nonrefundable after the Contingency Period except as otherwise expressly provided herein.

(3) At the same time as the Deposit is provided to Title Company, Buyer shall deliver to Seller in cash the sum of One Hundred Dollars ($100.00) (the “Independent Contract Consideration”), which amount has been bargained for and agreed to as consideration for Buyer’s exclusive right to purchase the Property and the Contingency Period provided hereunder and for Seller’s execution and delivery of this Agreement. Notwithstanding anything to the contrary contained herein, the Independent Contract Consideration is in addition to and independent of all other consideration provided in this Agreement, and is nonrefundable in all events.

The Deposit shall be held in an interest bearing account and all interest thereon, less investment fees, if any, shall be deemed a part of the Deposit. If the sale of the Property as contemplated hereunder is consummated, then the Deposit shall be paid to Seller at the Closing (as defined in Section 1.2(b)(4) below) and credited against the Purchase Price. IF THE SALE OF THE PROPERTY IS NOT CONSUMMATED DUE TO SELLER’S DEFAULT HEREUNDER, THEN BUYER MAY ELECT, AS BUYER’S SOLE AND EXCLUSIVE REMEDY, EITHER TO: (1) TERMINATE THIS AGREEMENT AND RECEIVE A REFUND OF THE DEPOSIT AND, IN THE EVENT SUCH DEFAULT WAS THE COMMISSION OF AN INTENTIONAL ACT BY SELLER OR ANY OF THE SELLER RELATED PARTIES AFTER THE DATE HEREOF WHICH MAKES IT IMPOSSIBLE TO REAFFIRM ANY OF SELLER’S REPRESENTATIONS OR WARRANTIES IN ANY MATERIAL RESPECT AS OF THE CLOSING DATE (AN “INTENTIONAL REP DEFAULT”) OR SELLER’S INTENTIONAL FAILURE TO CONVEY THE PROPERTY TO BUYER AT CLOSING (EACH, AN “INTENTIONAL DEFAULT”), PAYMENT BY SELLER OF BUYER’S COSTS (AS HEREINAFTER DEFINED), IN WHICH EVENT NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER EXCEPT AS PROVIDED IN SECTIONS 6.1, 9.3, 9.5 AND 9.9 BELOW, OR (2) ENFORCE SPECIFIC PERFORMANCE OF THIS AGREEMENT AND THE RIGHT TO COLLECT BUYER’S EXPENSES INCURRED IN CONNECTION WITH ENFORCING SPECIFIC PERFORMANCE. BUYER SHALL NOT HAVE ANY OTHER RIGHTS OR REMEDIES HEREUNDER AS A RESULT OF ANY DEFAULT BY SELLER PRIOR TO CLOSING, AND BUYER HEREBY WAIVES ANY OTHER SUCH REMEDY AS A RESULT OF SUCH A DEFAULT PRIOR TO CLOSING HEREUNDER BY SELLER. IF THE SALE IS NOT CONSUMMATED DUE TO ANY DEFAULT BY BUYER HEREUNDER, THEN SELLER SHALL RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES, AS ITS SOLE AND EXCLUSIVE REMEDY IN LIEU OF ANY AND ALL OTHER REMEDIES AT LAW OR EQUITY EXCEPT AS PROVIDED IN THE SECOND TO LAST SENTENCE OF THIS PARAGRAPH. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO BUYER’S DEFAULT PRIOR TO CLOSING, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THE FOREGOING IS NOT INTENDED TO LIMIT BUYER’S OBLIGATIONS UNDER SECTION 6.1, 9.3, 9.5 AND 9.9. THE TERM “BUYER’S COSTS” SHALL MEAN THE AMOUNT OF BUYER’S OUT-OF-POCKET COSTS AND EXPENSES INCURRED IN NEGOTIATING THIS AGREEMENT, CONDUCTING ITS REVIEW OF THE PROPERTY AND PROCEEDING TO CLOSING

(INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES, TITLE EXAM, ENVIRONMENTAL ASSESSMENT STUDIES AND REPORTS, SURVEY AND LOAN ASSUMPTION COSTS) AND PREPARING FOR CLOSING, NOT TO EXCEED TWO HUNDRED AND FIFTY THOUSAND DOLLARS ($250,000.00).

INITIALS:	SELLER	RM	BUYER	RP

The Property is subject to a loan (the “Loan”) to Seller in the outstanding principal amount (as of the Effective Date) of approximately Two Hundred and Fifty Million Dollars ($250,000,000) from LaSalle Bank National Association (the “Lender”) as evidenced by that certain Promissory Note from Seller to Lender dated November 17, 2006 and secured by, among other things, that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated November 17, 2006 and recorded in the County of Alameda, State of California on November 20, 2006 as Recorder’s Serial No. 2006-429720 and that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated November 17, 2006 and recorded in the County of Santa Clara, State of California, on November 20, 2006 as Recorder’s Serial No. 19193835 (collectively, the “Deed of Trust”) and all documents evidencing or securing the Loan which are referred to herein collectively as the “Loan Documents”). At Closing, Buyer shall, subject to the provisions of Section 2.3 below, assume the amount of the outstanding principal balance of the indebtedness of Seller under the Loan and the amount of indebtedness so assumed by Buyer (the “Assumption Amount”) shall be credited towards the Purchase Price and shall reduce the cash portion of the Purchase Price payable to Seller at Closing. Notwithstanding the foregoing, at Closing, Seller shall be reimbursed by Buyer for the amount of any and all reserves, escrows, impounds or other balances held by Lender at Closing (collectively, the “Loan Reserves”) on behalf of Seller, including, without limitation, real estate tax impounds or reserves, insurance impounds or reserves, capital replacement reserves, and interest reserves. Buyer agrees to pay all assumption fees and other fees, costs and expenses owed to Lender, or to any third party required by Lender or a rating agency to be paid, in connection with the assumption of the Loan (in any event, other than Seller or Seller’s counsel or any expediter hired by Seller)(“Loan Assumption Costs”); provided, Buyer shall receive a credit against the Purchase Price at Closing in the amount of one-half of the non-refundable assumption fee chargeable by Lender under Section 8.1(c) of the Loan Agreement entered into by Seller and Lender in connection with the Loan (which fee is in the amount of 0.10% of the principal balance of the Loan outstanding at Closing) to the extent such fee is actually charged by Lender.

(4) The balance of the Purchase Price (plus or minus the prorations pursuant to Section 8.5 hereof) shall be paid to Seller in cash or by wire transfer of other immediately available funds at the consummation of the purchase and sale contemplated hereunder (the “Closing”).

ARTICLE II

CONDITIONS

Section 2.1	Buyer’s Conditions Precedent.

Subject to the provisions of Section 9.3 hereof, Seller has provided and/or shall provide Buyer and its consultants and other agents and representatives with access to the Property to perform Buyer’s inspections and review and determine the present condition of the Property. Seller has delivered or made available to Buyer at Seller’s offices or at the Real Property or on a website, or shall deliver or make available to Buyer at Seller’s offices or at the Real Property or on a website, copies of all Due Diligence Materials (as defined in Section 2.1(h) below) in Seller’s possession or in the possession of Seller’s current property managers for the Property (“Seller’s Property Managers”), except as otherwise specifically provided herein. Notwithstanding anything to the contrary contained herein, the Due Diligence Materials shall expressly exclude (i) those portions of the Due Diligence Materials that would disclose Seller’s cost of acquisition of the Real Property, or cost of construction of the Improvements and related soft costs, or any estimates of costs to repair, replace, remediate or maintain the Real Property, (ii) any reports, presentations, summaries and the like prepared for any of Seller’s boards, committees, partners or investors in connection with its consideration of the acquisition of the Real Property, construction of the Improvements or sale of the Property, (iii) any proposals, letters of intent, draft contracts or the like prepared by or for other prospective Buyers of the Property or any part thereof, (iv) Seller’s internal memoranda, attorney-client privileged materials, appraisals, structural or physical inspection reports, (v) any information which is the subject of a confidentiality agreement between Seller and a third party, and (vi) any information, income, expenses, documents, or materials relating to properties other than the Property or the income, expenses, documents, information or other materials with respect to entities which directly or indirectly own such properties or the Property (other than Seller) (the items described in clauses (i), (ii) (iii), (iv), (v) and (vi) being collectively referred to as the “Confidential Information”). During the period prior to Closing, Buyer shall have the right to review:

(a) Title to the Property and survey matters in accordance with Article IV below.

(b) Tenant leases, any guaranties thereof and any other occupancy agreements, and all amendments and modifications thereof, as described in Schedule 2.1(b) attached hereto and made a part hereof (collectively, the “Leases”) affecting the Property, all contracts pertaining to the operation of the Property, including all management, leasing, supply, service and maintenance agreements, and equipment leases (collectively, the “Service Contracts”), all Tangible Personal Property; all leases pertaining to items of personal property owned by third parties and leased to Seller; all warranties and guarantees relating to the Improvements and Tangible Personal Property (collectively, the “Warranties”). Leases shall also include any new leases entered into from and after the Effective Date in accordance with Section 7.1 hereof.

(c) The physical condition of the Property.

(d) The zoning, land use, building, environmental and other statutes, rules, or regulations applicable to the Property.

(e) The tenant correspondence files, operating statements and books and records pertaining to the operation of the Property in each case for each of the two (2) most recent years during which the Property has been owned by Seller and for 2011 year-to-date, current real estate tax bills, any licenses, permits, certificates of occupancy, plans and specifications, and any current rent roll, current accounts receivable schedule and list of Tangible Personal Property in such form as Seller shall have in its possession for the Property, and other agreements or documents pertaining to the Property which will be binding on Buyer after Closing.

(f) The Loan, the Loan Documents and all matters related thereto.

(g) Any other matters Buyer deems relevant to the Property.

(h) The items described in Sections 2.1(a) through (f) hereof are collectively referred to herein as the “Due Diligence Materials.”

Section 2.2	Contingency Period; Audit.

(a) Buyer shall have until December 13, 2011 (such period being referred to herein as the “Contingency Period”) to review the Due Diligence Materials in Buyer’s sole discretion (title and survey review and approval shall be governed by the provisions of Section 4.1 below). Buyer shall have the right to terminate this Agreement if it has determined in its sole discretion not to proceed with this transaction for any reason or no reason at all by giving written notice of such election to terminate (a “Termination Notice”) to Seller by no later than 5:00 p.m., Pacific Standard Time, on the last day of the Contingency Period, in which event (a) the Deposit shall immediately be returned to Buyer, and (b) except as expressly provided for in Sections 6.1, 9.3, 9.5 and 9.9 of this Agreement, neither Seller nor Buyer shall have any further liability or obligation to the other under this Agreement. In the absence of such timely notice, the termination option provided for in this Section 2.2(a) shall automatically expire and be of no further force or effect, the Deposit shall become nonrefundable except as expressly provided herein, this Agreement shall continue in full force and effect and Buyer shall continue to have access to the Property in accordance with the terms of this Agreement.

(b) Seller acknowledges that Buyer has commenced or may commence during the Contingency Period an audit of the Property and Seller’s records regarding the Property, provided that Seller and Buyer shall reasonably agree on the scope of the audit. Seller covenants and agrees to make available to Seller, during the Contingency Period and, to the extent Closing occurs, during the ninety (90) days following Closing, copies of such documents requested by Buyer’s auditors relating to the operation of the Property for the prior two (2) calendar years as are reasonably requested in the audit of commercial real estate properties and companies, to the extent such documents (i) are in Seller’s possession or in the possession of Seller’s Property Managers, and (ii) do not contain any Confidential Information. Buyer may divulge any and all Due Diligence Materials only to the extent required by law for audits or other purposes pursuant to requirements of the SEC, NYSE and any other governmental agency or authority.

Section 2.3	Assumption of the Loan.

Buyer shall, at Closing, assume the Loan pursuant to the provisions of the loan documents listed on Schedule 2.3 attached hereto (the “Loan Documents”). Seller and Buyer shall reasonably cooperate to effectuate the assumption thereof. Seller and Buyer shall promptly, during the Contingency Period (and in any event within five (5) Business Days of the date hereof), make application to the Lender on Lender’s standard forms for the assumption of the Loan, without changes or modifications in the terms of the Loan, and Buyer shall thereafter use its reasonable, diligent, good faith efforts to (1) cause Lender to approve of Buyer’s assumption of the Loan or to determine that the Buyer is a Qualified Transferee, as defined in the Loan Documents, (2) diligently prosecute such application, including, without limitation, promptly providing financial and other information as Lender shall require and such documentation as may be required in connection with the substitute borrower, guarantor and environmental indemnitor, and (3) to otherwise comply with the requirements reasonably imposed by Lender for the assumption of the Loan. Seller shall use its commercially reasonable efforts to cause the Loan to be transferred to Buyer and will provide any certificates of Seller and legal opinions with respect to Seller and other information or documentation as Lender may reasonably require in connection with the transfer and assumption of the Loan (excluding, for avoidance of doubt, any non-consolidation or other opinions required by Lender with respect to Buyer or any single purpose entity Buyer elects to form to take title to the Property and assume the obligations of Seller under the Loan Documents). In addition, and in connection therewith, Buyer shall comply in all respects with the terms of the Loan Documents pertaining to a request to assume the obligations under the Loan Documents, including, but not limited to (a) qualifying the substitute borrower as a so-called single purpose, bankruptcy remote entity, in accordance the terms of the Loan Documents and as approved in writing by the Lender and the rating agencies, if any, (b) qualifying a new manager as a Qualifying Manager, as defined in the Loan Documents, (c) promptly delivering any required legal opinions, authority documentation and certificates in form and substance required by the Loan Documents and approved by the Lender, and (d) paying any Loan Assumption Costs. During the Contingency Period, Buyer shall satisfy itself regarding the requirements under the Loan Documents for the assumption of the Loan. Buyer acknowledges that it shall be a condition precedent to such assumption that (i) Seller shall receive an unconditional release from all obligations of whatever kind or nature under the Loan arising on or after the Closing Date and (ii) all applicable Seller Related Parties (as such term is defined in Section 3.7 below), including without limitation, any Guarantor and indemnitors under the Loan, shall receive an unconditional release from all obligations of whatever kind or nature under the Loan arising after the Closing Date. Borrower shall provide a substitute guarantor in connection with the assumption of the Loan that shall be structured and have sufficient net worth to serve as a replacement guarantor and environmental indemnitor under the Loan Documents. Notwithstanding the foregoing, Buyer acknowledges that any such assumption of the Loan is subject to the approval of the Lender in accordance with the terms and conditions of the Loan Documents if Buyer is not a Qualified Transferee, and without limiting any other provision or obligation of Seller or Buyer contained herein, neither Seller nor Buyer shall have any liability or obligation in the event that Lender does not approve such assumption. Any documents required to effectuate the assumption of the Loan, as described above, are referred to herein as the “Assumption Documents”. Subject to the foregoing provisions of this Section 2.3 above, and without in any way modifying the same, the Assumption Documents shall be in form and substance reasonably acceptable to each of Buyer and Seller. From and after the Closing Date,

Buyer shall indemnify Seller, and hold Seller and all of the Seller Related Parties harmless from and against any and all claims, liabilities, losses, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, arising out of or in any way connected with the Loan and the Loan Documents. The provisions of the foregoing indemnity shall survive the Closing hereunder. If either (i) Lender’s approval of the Loan Assumption as described above or (ii) Lender’s determination that Buyer is a Qualified Transferee which shall create a single purpose, bankruptcy remote entity to acquire the Property, is not obtained on or before December 13, 2011, either party may terminate this Agreement by written notice to the other party, in which case the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except for its rights for any default by a party hereunder and except as provided in Sections 6.1, 9.3, 9.5 and 9.9 hereof.

ARTICLE III

BUYER’S EXAMINATION

Section 3.1	Representations and Warranties of Seller.

Subject to the disclosures contained in Schedule 3.1 attached hereto and made a part hereof (the “Disclosure Items”) and matters contained in the Due Diligence Materials, Seller hereby makes the following representations and warranties with respect to the Property which are true as of the date hereof and, subject to the terms of Sections 3.1 or 3.2 of this Agreement, shall be true as of the date of Closing. Notwithstanding anything to the contrary contained herein or in any document delivered in connection herewith, Seller shall have no liability with respect to the Disclosure Items.

(a) Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(b) Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations.

(c) Subject to the provisions of Section 9.18 below, (i) this Agreement has been, and all documents executed by Seller which are to be delivered to Buyer at Closing will be, duly authorized, executed and delivered by Seller, and (ii) this Agreement and the transaction contemplated hereby does not and such other documents will not violate (x) to Seller’s knowledge, any governmental statute, law, ordinance, restriction, code, rule or regulation or (y) any provision of any agreement or judicial order to which Seller is a party, to which Seller is subject or, to the best of Seller’s knowledge, to which the Property is otherwise subject.

(d) Seller has been duly organized, is validly existing, and is in good standing in the state in which it was formed, and, if so required to, is qualified to do business in the state in which the Real Property is located.

(e) There are no Leases entered into by Seller as of the date hereof except as listed on Schedule 2.1(b). Except as set forth in the Disclosure Items, (i) Seller has not provided written notice of default to any tenant under any of the Leases (except with respect to defaults which have already been cured), (ii) to Seller’s knowledge, no tenant has delivered written notice of a default by Seller under any of the Leases (except with respect to defaults which have already been cured), and (iii) no tenant has a right or option to purchase all or any part of the Property other than as may be set forth in the Leases. Seller has delivered to Buyer, or shall make available for Buyer’s review, true, accurate and complete copies of the Leases. Seller is not party to any leases of equipment used in connection with the Property.

(f) Except as set forth in the Leases, no commissions or fees are payable to brokers or agents with respect to the Leases, including those which may be payable upon the exercise of options or other rights by tenants after the Effective Date, arising under agreements entered into by Seller or its agents or otherwise binding upon Seller, (i) which are payable prior to Closing or shall be payable after Closing with respect to the current term (determined as of November 3, 2011) of any Lease, except to the extent disclosed or described as “Payable Commissions” in Schedule 3.1(f) attached hereto (the “Payable Commissions”), or (ii) which will be payable after Closing (other than those which shall be payable after Closing with respect to the current term (determined as of November 3, 2011) of any Lease), except to the extent disclosed or described as “Future Commissions” in Schedule 3.1(f) or in the Leases (the “Future Commissions”). The foregoing representation and warranty with respect to the Payable Commissions and Future Commissions shall be deemed modified at Closing to reflect any commissions payable with respect to any Leases entered into, modified or terminated pursuant to the terms of this Agreement or in the event of a termination, renewal, extension, expansion, rent increase/decrease or like event occurring pursuant to the terms of the relevant Lease. All unpaid tenant improvement work and allowances, unpaid leasing commissions, and unexpired free rent periods payable or accruing prior to Closing or which shall be payable or shall accrue after Closing with respect to the current term (determined as of November 3, 2011) of any Lease are listed on Schedule 7.2 attached hereto and made a part hereof.

(g) Seller has delivered to Buyer, or shall make available for Buyer’s review, true, accurate and complete copies of all of the Service Contracts currently in effect with respect to the Property. Seller will on or prior to Closing have terminated, at Seller’s sole cost and expense, all Service Contracts.

(h) Except as set forth on Schedule 1, Seller has received no written notice of any litigation (including, but not limited to, actions, suits or proceedings relating to litigation or arbitration) or governmental or condemnation proceeding pending or, to Seller’s knowledge, threatened in writing, with respect to the Property, or with respect to Seller which impairs Seller’s ability to perform its obligations under this Agreement, except for any personal injury or property damage action for which there is adequate insurance coverage and any collection- or bankruptcy-related actions against former tenants.

(i) Seller has received no written notice from any governmental authority of any violation of any law applicable to the Property (including, without limitation, any Environmental Law as defined in Section 3.6(a)(2) below) that has not been corrected.

(j) Seller is in compliance with, and, to Seller’s knowledge, all beneficial owners of Seller are, in compliance with the requirements of Executive Order No. 13224, 66 Fed Reg. 49079 (September 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “OFAC Laws”).

(k) Other than Seller’s Broker (as defined in Section 6.1 below), Seller has had no contract with any broker or finder with respect to the sale of the Property.

(l) Seller has provided Buyer with a true, correct and complete copy of the Loan Documents. Except as may be set forth in the Loan Documents, the Loan has not been amended or modified. Seller has not received from its lender under the Loan Documents written notice of a default by Seller under the Loan Documents.

(m) Seller has discussed the foregoing representations with the employees of Seller’s Property Managers responsible for the day-to-day management of the Property.

(n) The Guarantor is the direct or indirect owner of at least one hundred (100) commercial real estate properties (including the Property).

Each of the representations and warranties of Seller contained in this Section 3.1 (1) shall be true in all material respects as of the date of Closing, except that the representations and warranties of Seller in Section 3.1(e) are made only as of the date hereof, that the representations and warranties of Seller in Sections 3.1(e) and 3.1(f) are made subject to the terms of Section 7.1 below, (2) are subject in each case to (A) any Exception Matters (as defined below), (B) the Disclosure Items, and (C) other matters expressly approved in writing by Buyer and Seller; and (3) shall survive the Closing as provided in Section 3.3 below. With respect to any determination of whether any representations and warranties are true and correct in all material respects at Closing, any Exception Matters, as defined below, shall be included in making such determination.

Section 3.2	No Liability for Exception Matters.

As used herein, the term “Exception Matter” shall refer to a matter which would make a representation or warranty of Seller contained in this Agreement untrue or incorrect and which is disclosed to Buyer in the Due Diligence Materials, the Disclosure Items or with respect to which Buyer has knowledge (as defined in Section 3.4 below) before the Closing, including, without limitation, matters disclosed in any tenant estoppel certificate or from interviews with tenants, property managers or any other person. If Buyer first obtains knowledge of any Material Exception Matter, as such term is defined below, after the close of the Contingency Period and prior to Closing and such Exception Matter was not contained in the Due Diligence Materials or the Disclosure Items, Buyer’s sole remedy shall be to terminate this Agreement on the basis thereof, upon written notice to Seller within the earlier of (a) five business (5) days following Buyer’s discovery of such Exception Matter or (b) the Closing, whichever occurs first, in which event the Deposit shall be returned to Buyer, unless within five business (5) days after receipt of such notice or by the Closing, whichever occurs first, Seller notifies Buyer in writing that it elects to attempt to cure or remedy such Exception Matter, in which event there shall be no return of the Deposit unless and until Seller is unable to so cure or remedy within the time period set forth below. Notwithstanding the foregoing sentence, in the event Seller or any of the Seller Related Parties commits an Intentional Rep Default, and Buyer first obtains knowledge of such Intentional Rep Default after the close of the Contingency Period and prior to Closing, Buyer’s sole remedy shall be to terminate this Agreement on the basis thereof, upon written notice to Seller within the earlier of (a) five business (5) days following Buyer’s discovery of such Intentional Rep Default or (b) the Closing, whichever occurs first, in which event the Deposit shall be returned to Buyer and Seller shall pay Buyer’s Costs, unless within five business (5) days after receipt of such notice or by the Closing, whichever occurs first, Seller notifies Buyer in writing that it elects to attempt to cure or remedy such Exception Matter, in which event there shall be no return of the Deposit and Seller shall not pay Buyer’s Costs unless and until Seller is unable to so cure or remedy within the time period set forth below. Seller shall be entitled to extend the Closing Date (as defined in Section 8.2 below) for up to fifteen (15) business days in order to attempt to cure or remedy any Exception Matter or Intentional Rep Default. Seller shall give written notice to Buyer of any matter of which Seller acquires knowledge (as defined in Section 3.4 below), that would make a representation or warranty of Seller contained in this Agreement untrue or incorrect in any material respect prior to the earlier of (i) five (5) business days following Seller’s acquiring knowledge of such matter, and (ii) the Closing. Seller shall have no obligation to cure or remedy any Exception Matter. If Seller has notified Buyer of Seller’s election to attempt to cure or remedy any Exception Matters or Intentional Rep Default (except as specifically provided in Section 4.1(c) hereof), subject to Buyer’s right to terminate this Agreement (and, in the case of an Intentional Rep Default, to collect Buyer’s Costs) as set forth above, Seller shall have no liability whatsoever to Buyer with respect to such Exception Matters or Intentional Rep Default. Upon any termination of this Agreement, neither party shall have any further rights or obligations hereunder, except as provided in Sections 6.1, 9.3, 9.5 and 9.9 below. If Buyer obtains knowledge of any Exception Matter before the Closing, but nonetheless elects to proceed with the acquisition of the Property or is obligated to proceed with the acquisition of the Property (because the Exception Matter is not a Material Exception Matter), Seller shall have no liability with respect to such Exception Matter, notwithstanding any contrary provision, covenant, representation or warranty contained in this Agreement or in any Other Documents (as defined in Section 9.19 below). As used in this Section 3.2, the term “Material Exception Matter” shall mean an Exception Matter that was not caused by the actions or inactions of the Seller and that would have a negative impact on the value of the Property in excess of One Million Five Hundred Thousand Dollars ($1,500,000.00).

Section 3.3	Survival of Seller’s Representations and Warranties of Sale.

Except for the representations and warranties of Seller in Sections 3.1(j), which shall survive Closing indefinitely, the representations and warranties of Seller contained herein or in any Seller estoppel certificate delivered pursuant to Section 8.4 below or in any Other Documents shall survive for a period of nine (9) months after the Closing (the “Survival Period”). Any claim which Buyer may have against Seller for a breach of any such representation or warranty, whether such breach is known or unknown, which is not specifically asserted by written notice to Seller within such nine (9) month period shall not be valid or effective, and Seller shall have no liability with respect thereto.

Section 3.4	Seller’s Knowledge; Buyer’s Knowledge.

(a) For purposes of this Agreement and any document delivered at Closing, whenever the phrase “to the best of Seller’s knowledge”, “to Seller’s knowledge” or to the “knowledge” of Seller or words of similar import are used, they shall be deemed to mean and are limited to the actual knowledge of Ryan Madson, Jim Toney, Mike Walker and John Baruh (the “Seller Knowledge Parties”) and not any implied, imputed or constructive knowledge of such individual(s) or of Seller, any Seller Related Parties, or any of Seller’s Property Managers, and without any independent investigation or inquiry having been made (except as set forth in Section 3.1(m) above) or any implied duty to investigate, make any inquiries or review the Due Diligence Materials. Furthermore, it is understood and agreed that such individual(s) shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby.

(b) For purposes of this Agreement and any document delivered at Closing, whenever the phrase “to the best of Buyer’s knowledge”, “to Buyer’s knowledge” or to the “knowledge” of Buyer or words of similar import are used, they shall be deemed to mean and are limited to the actual knowledge only of Ross K. Parkin, Stephanie Heim, and John Peterson and not any implied, imputed or constructive knowledge of such individual(s) or of Buyer or of any of Buyer’s affiliates, advisors, partners, trustees, beneficiaries, shareholders, members, managers, directors, officers, employees or agents (collectively, the “Buyer Related Parties”). Furthermore, it is understood and agreed that such individual shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby.

Section 3.5	Representations and Warranties of Buyer.

Buyer represents and warrants to Seller as follows:

(a) This Agreement and all documents executed by Buyer which are to be delivered to Seller at Closing and the transactions contemplated thereby do not and at the time of Closing will not violate (i) to Buyer’s knowledge, any governmental statute, law, ordinance, restriction, code, rule or regulation, or (ii) any provision of any agreement or judicial order to which Buyer is a party or to which Buyer is subject.

(b) Buyer has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Buyer’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Buyer’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(c) Buyer has been duly organized, is validly existing and is in good standing in the state in which it was formed, and, if required to do so, is qualified to do business in the state in which the Real Property is located. This Agreement has been, and all documents executed by Buyer which are to be delivered to Seller at Closing will be, duly authorized, executed and delivered by Buyer.

(d) Buyer is purchasing the Property as investment rental property, and not for Buyer’s own operations or use (except for management offices).

(e) Buyer is not a party in interest with respect to any employee benefit or other plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or of Section 4975(e)(1) of the Code, which is subject to ERISA or Section 4975 of the Code and which is an investor in Seller.

(f) Other than Seller’s Broker (as defined in Section 6.1 below), Buyer has had no contact with any broker or finder with respect to the Property.

(g) Buyer is in compliance with, and all beneficial owners of Buyer are in compliance with, the OFAC laws.

Each of the representations and warranties of Buyer contained in this Section shall be deemed remade by Buyer as of the Closing and shall survive the Closing.

Section 3.6	Buyer’s Independent Investigation.

(a) By Buyer electing to proceed under Section 2.2, Buyer will be deemed to have acknowledged and agreed that it has been given a full opportunity to inspect and investigate each and every aspect of the Property, either independently or through agents of Buyer’s choosing, including, without limitation:

(1) All matters relating to title and survey, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements and building codes.

(2) The physical condition and aspects of the Property, including, without limitation, the interior, the exterior, the square footage within the improvements on the Real Property and within each tenant space therein, the structure, seismic aspects of the Property, the foundation, roof, paving, parking facilities, utilities, and all other physical and functional aspects of the Property. Such examination of the physical condition of the Property shall include an examination for the presence or absence of Hazardous Materials, as defined below, which shall be performed or arranged by Buyer (subject to the provisions of Section 9.3 hereof) at Buyer’s sole expense. For purposes of this Agreement, “Hazardous Materials” shall mean inflammable explosives, radioactive materials, asbestos, asbestos–containing materials, polychlorinated biphenyls, lead, lead-based paint, radon, under and/or above ground tanks, hazardous materials, hazardous wastes, hazardous substances, oil, or related materials, which are listed or regulated in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 6901, et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (14 U.S.C. Section 1401, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.), and the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.), the California Hazardous Waste Control Law (California Health and Safety Code Section 25100, et seq.), the Porter-Cologne Water Quality Control Act (California Water Code Section 13000, et seq.), and the Safe Drinking Water and Toxic Enforcement Act of 1986 (California Health and Safety Code Section 25249.5, et seq.) and any other applicable federal, state or local laws (collectively, “Environmental Laws”).

(3) Any easements and/or access rights affecting the Property.

(4) The Leases and all matters in connection therewith, including, without limitation, the ability of the tenants to pay the rent and the economic viability of the tenants.

(5) The Service Contracts.

(6) All other matters of material significance affecting the Property, including, but not limited to, the Due Diligence Materials and the Disclosure Items.

(b) Except as expressly stated in Section 3.1 above, Section 6.1 and the Deeds (as defined in Section 4.1(e) below), Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Buyer in connection with the transaction contemplated hereby. Buyer acknowledges and agrees that all materials, data and information delivered by Seller to Buyer in connection with the transaction contemplated hereby are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Buyer acknowledges and agrees that (a) any environmental or other report with respect to the Property which is delivered by Seller to Buyer shall be for general informational purposes only, (b) Buyer shall not have any right to rely on any such report delivered by Seller to Buyer, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Buyer with respect thereto, (c) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Buyer shall have any liability to Buyer for any inaccuracy in or omission from any such report and (d) the failure to deliver any report as to the environmental or other condition of the Property, including any proposal for work at the Property which was not performed by Seller, shall not be actionable by Buyer under this Agreement or otherwise.

(c) EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 3.1 AND 6.1 AND THE DEEDS, BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT SELLER IS SELLING AND BUYER IS PURCHASING THE PROPERTY ON AN “AS IS WITH ALL FAULTS” BASIS AND THAT BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ANY SELLER RELATED PARTIES, OR THEIR AGENTS OR BROKERS, OR ANY OTHER PERSON ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER AS TO ANY MATTERS CONCERNING THE PROPERTY, INCLUDING WITHOUT LIMITATION: (i) the quality, nature, adequacy and physical condition and aspects of the Property, including, but not limited to, the structural elements, seismic aspects of the Property, foundation, roof, appurtenances, access, landscaping, parking facilities and the electrical, mechanical, HVAC, plumbing, sewage, and utility systems, facilities and appliances, the square footage within the improvements on the Real Property and within each tenant space therein, (ii) the quality, nature, adequacy, and physical condition of soils, geology and any groundwater, (iii) the existence, quality, nature, adequacy and physical condition of utilities serving the Property, (iv) the development potential of the Property, and the Property’s use, habitability, merchantability, or fitness, suitability, value or adequacy of the Property for any particular purpose, (v) the zoning or other legal status of the Property or any other public or private restrictions on use of the Property, (vi) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi-governmental entity or of any other person or entity, (vii) the presence of Hazardous Materials on, under or about the Property or the adjoining or neighboring property, (viii) the quality of any labor and materials used in any improvements on the Real Property, (ix) the condition of title to the Property, (x) the Leases, or other documents or agreements affecting the Property, or any information contained in any rent roll furnished to Buyer for the Property, (xi) the value, economics of the operation or income potential of the Property, (xii) the Loan and the Loan Documents, or (xiii) any other fact or condition which may affect the Property, including without limitation, the physical condition, value, economics of operation or income potential of the Property. In addition, Seller shall have no legal obligation to apprise Buyer regarding any event or other matter involving the Property which occurs after the Effective Date or to otherwise update the Due Diligence Items, unless and until an event or other matter occurs which would cause Seller to be unable to remake any of its representations or warranties contained in this Agreement.

Section 3.7	Release.

(a) Without limiting the above, and except with respect to the representations and warranties of Seller contained in Section 3.1 and 6.1 hereof and the implied representations in the Deeds, and the covenants of Seller hereunder that survive Closing (including its indemnification obligaitons in Section 8.6 below), effective as of the Closing, Buyer, on behalf of itself and its successors and assigns, waives its right to recover from, and forever releases and discharges, Seller, Seller’s affiliates, Seller’s investment advisor, the partners, trustees, beneficiaries, shareholders, members, managers, directors, officers, employees, and its agents in this transaction and each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the “Seller Related Parties”), from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, court costs and attorneys’ fees and disbursements), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with or related to the Property, this Agreement and/or the transactions contemplated hereunder, including, without limitation (i) the physical condition of the Property including, without limitation, all structural and seismic elements, all mechanical, electrical, plumbing, sewage, heating, ventilating, air conditioning and other systems, the environmental condition of the Property and the presence of Hazardous Materials on, under or about the Property, (ii) any law or regulation applicable to the Property, including, without limitation, any Environmental Law and any other federal, state or local law, (iii) the Disclosure Items, (iv) any Exception Matter, (v) the Loan and the Loan Documents, or (vi) any other matter related to the Property.

(b) In connection with Section 3.7(a) above, Buyer expressly waives the benefits of Section 1542 of the California Civil Code, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES

NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” BUYER ACKNOWLEDGES AND AGREES THAT IT HAS BEEN REPRESENTED BY LEGAL COUNSEL OF ITS CHOICE IN CONNECTION WITH THIS AGREEMENT, AND THAT SUCH COUNSEL HAS EXPLAINED TO BUYER THE PROVISIONS OF THIS SECTION 3.7. BY INITIALING BELOW, BUYER CONFIRMS IT HAS AGREED TO THE PROVISIONS OF THIS SECTION 3.7.

In this connection, Buyer hereby agrees, represents and warrants that Buyer realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses and other claims and liabilities which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit Seller and the Seller Related Parties from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses and other claims and liabilities.

Seller has given Buyer material concessions regarding this transaction in exchange for Buyer agreeing to the provisions of this Section 3.7. Buyer has initialed this Section 3.7 to further indicate its awareness and acceptance of each and every provision hereof; provided, however that failure of Buyer to initial this Section 3.7 below shall not invalidate this Section 3.7 nor any other provision of this Agreement.

SELLER	BUYER

/s/ RM	/s/ RP

Section 3.8	Survival.

The provisions of this Article III shall survive the Closing subject to the limitations and qualifications contained in such provisions and in Sections 9.11 and 9.19 hereof.

ARTICLE IV

TITLE

Section 4.1	Conditions of Title.

(a) Buyer has previously ordered an updated preliminary title report or commitment (the “Title Report”) from the Title Company. Seller has furnished to Buyer, or shall furnish to Buyer within five (5) days of the Effective Date, any existing survey of the Property in Seller’s possession. Buyer shall immediately order any plat or survey of the Property or any update thereto from a duly licensed surveyor (the “Survey”) if desired by Buyer or if necessary to support the issuance of the Title Policy (as defined in Section 4.2 below). Buyer shall provide to Seller a copy of the Survey, which shall be certified to the Title Company, Buyer and Seller. Buyer shall pay the entire cost of the Survey. If Closing does not occur, Buyer shall, if Seller so requests in writing, assign to Seller all contract rights Buyer has with the surveyor and in such event Seller shall reimburse Buyer for the cost of the Survey.

(b) Buyer’s failure to deliver a Termination Notice to Seller on or prior to the expiration of the Contingency Period shall be deemed to be Seller’s approval of all matters shown on the Title Report and the Survey, and such matters shall be considered to be Conditions of Title, as defined in Section 4.1(e) below. In the event the Title Company amends or updates the Title Report after December 13, 2011 for a reason other than a new exception arising out of the Survey or any update to the Survey (each, a “Title Report Update”), Buyer shall furnish Seller with a written statement of objections (“Objections”) to any matter first raised in a Title Report Update (a “Buyer’s Notice”) within three (3) business days after its receipt of such Title Report Update (each, a “Title Update Review Period”). Should Buyer fail to notify Seller in writing of any objections to any matter first disclosed in a Title Report Update prior to the expiration of the Title Update Review Period, as applicable, Buyer shall be deemed to have approved such matters and such matters shall be considered to be Conditions of Title.

(c) If Seller receives a timely objection in accordance with Section 4.1(b) (“Buyer’s Notice”), Seller shall have the right, but not the obligation, within five (5) business days after receipt of Buyer’s Notice (“Seller’s Response Period”), to elect to attempt to cure any such matter upon written notice to Buyer (“Seller’s Response”), and may extend the Closing Date for up to fifteen (15) business days to allow such cure. If Seller does not give any Seller’s Response, Seller shall be deemed to have elected not to attempt to cure any such matters. Notwithstanding the foregoing, Seller shall in any event be obligated to cure all matters or items (i) that are mortgage or deed of trust liens or security interests against the Property, in each case granted by Seller (and not tenants of the Property or other third parties)(other than the liens created by the Loan Documents), (ii) real estate tax liens, other than liens for taxes and assessments not yet delinquent and (iii) that have been voluntarily placed against the Property by Seller (and not tenants of the Property or other third parties) after the date of this Agreement and that are not otherwise permitted pursuant to the provisions hereof. Seller shall be entitled to apply the Purchase Price towards the payment or satisfaction of such liens, and may cure any Objection by causing the Title Company to insure against collection of the same out of the Property.

(d) If Seller elects (or is deemed to have elected) not to attempt to cure any Objections raised in any Buyer’s Notice timely delivered by Buyer to Seller pursuant to Section 4.1(b), or if Seller notifies Buyer that it elects to attempt to cure any such Objection but then does not for any reason effect such cure on or before the Closing Date as it may be extended hereunder, then Buyer, as its sole and exclusive remedy, shall have the option of terminating this Agreement by delivering written notice thereof to Seller within two (2) business day after (as applicable) (i) its receipt of Seller’s Response stating that Seller will not attempt to cure any such Objection or (ii) the expiration of Seller’s Response Period if Seller does not deliver a Seller’s Response or (iii) Seller’s failure to cure by the Closing Date (as it may be extended hereunder) any Objection which Seller has previously elected to attempt to cure pursuant to a Seller’s Response. In the event of such a termination, the Deposit shall be returned to Buyer, and neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3, 9.5 and 9.9 below. If no such termination notice is timely received by Seller hereunder,

Buyer shall be deemed to have waived all such Objections in which event those Objections shall become “Conditions of Title” under Section 4.1(e). If the Closing is not consummated for any reason other than Seller’s default hereunder, Buyer shall be responsible for any title or escrow cancellation charges.

(e) At the Closing, Seller shall convey good and marketable fee simple title to the Real Property to Buyer by three Grant Deeds, one for each county in which the Real Property is located, each in the form of Exhibit C attached hereto (the “Deeds”) subject to no exceptions other than:

(1) Interests of tenants in possession under the Leases;

(2) Matters created by or with the written consent of Buyer;

(3) Non-delinquent liens for real estate taxes and assessments;

(4) The Loan and the Loan Documents; and

(5) Any exceptions disclosed by the Title Report, Survey and any Title Report Update which is approved or deemed approved by Buyer in accordance with this Article IV above, and any other exceptions to title disclosed by the public records or which would be disclosed by an inspection and/or survey of the Property.

All of the foregoing exceptions shall be referred to collectively as the “Conditions of Title.” By acceptance of the Deeds and the Closing of the purchase and sale of the Property, (x) Buyer agrees it is assuming for the benefit of Seller all of the obligations of Seller with respect to the Conditions of Title from and after the Closing, and (y) Buyer agrees that Seller shall have conclusively satisfied its obligations under Section 4.1(e) with respect to title to the Property. The provisions of this Section shall survive the Closing.

Section 4.2	Evidence of Title.

Delivery of title in accordance with the foregoing shall be evidenced by the willingness of the Title Company to issue, at Closing, its Owner’s ALTA Policy of Title Insurance in the amount of the Purchase Price showing title to the Real Property vested in Buyer, subject to the Conditions of Title (the “Title Policy”). The Title Policy may contain such endorsements as reasonably required by Buyer provided that the issuance of such endorsements shall not be a condition to Buyer’s obligations hereunder. Buyer shall pay the costs for all such endorsements. Seller shall have no obligation to provide any indemnity or agreement to the Title Company or Buyer to support the issuance of the Title Policy or any such endorsements other than an Owner’s Declaration in the form attached hereto as Exhibit I.

ARTICLE V

RISK OF LOSS AND INSURANCE PROCEEDS; CONDEMNATION

Section 5.1	Minor Loss.

Buyer shall be bound to purchase the Property for the full Purchase Price as required by the terms hereof, without regard to the occurrence or effect of any damage to the Property or destruction of any improvements thereon or condemnation of any portion of the Property, provided that: (a) the cost to repair any such damage or destruction does not exceed an amount equal to three percent (3%) of the Purchase Price in the estimate of an architect or contractor selected by Seller and reasonably acceptable to Buyer or in the case of a condemnation, the diminution in the value of the remaining Property as a result of a partial condemnation is not material (as hereinafter defined) and (b) upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible (but only to the extent incurred by Seller), less any sums expended by Seller toward the collection of such proceeds or awards and the restoration or repair of the Property (the nature of which restoration or repairs, but not the right of Seller to effect such restoration or repairs, shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed). If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums expended to collect such proceeds or awards or to repair or restore the Property, Seller shall retain the rights to such proceeds and awards to such extent, and Buyer shall receive a credit against the Purchase Price for the amount of any insurance deductible.

Section 5.2	Major Loss.

If the cost to repair the damage or destruction as specified above exceeds an amount equal to three percent (3%) of the Purchase Price in the estimate of an architect or contractor selected by Seller and reasonably acceptable to Buyer or the diminution in the value of the remaining Property as a result of a condemnation is material (as hereinafter defined), then Buyer may, at its option to be exercised within five (5) days of Seller’s notice of the occurrence of the damage or destruction or the commencement of condemnation proceedings, either terminate this Agreement or consummate the purchase for the full Purchase Price as required by the terms hereof. If Buyer elects to terminate this Agreement by delivering written notice thereof to Seller or fails to give Seller notice within such five (5) day period that Buyer will proceed with the purchase, then this Agreement shall terminate, the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3, 9.5 and 9.9 below. If Buyer elects to proceed with the purchase, then upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible, less any sums expended by Seller toward the collection of such proceeds or awards or to restoration or repair of the Property (the nature of which restoration or repairs, but not the right of Seller to effect such restoration or repairs, shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed). If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums expended to collect such proceeds or awards or to repair or restore the Property, and Seller shall retain the rights to such proceeds and awards to such extent. A condemnation shall be deemed material if any portion of any net rentable area of the Property or any parking is taken which would cause the Property to be in violation of any existing laws or regulations, including but not limited to, zoning regulations, or the existing access to the Property is materially and adversely affected, permanently.

ARTICLE VI

BROKERS AND EXPENSES

Section 6.1	Brokers.

The parties represent and warrant to each other that no broker or finder was instrumental in arranging or bringing about this transaction except for Eastdil Secured (“Seller’s Broker”). At Closing, Seller shall pay the commission due, if any, to Seller’s Broker, which shall be paid pursuant to a separate agreement between Seller and Seller’s Broker. If any other person brings a claim for a commission or finder’s fee based upon any contact, dealings or communication with Buyer or Seller, then the party through whom such person makes his claim shall defend the other party (the “Indemnified Party”) from such claim, and shall indemnify the Indemnified Party and hold the Indemnified Party harmless from any and all costs, damages, claims, liabilities or expenses (including without limitation, court costs and reasonable attorneys’ fees and disbursements) incurred by the Indemnified Party in defending against the claim. The provisions of this Section 6.1 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.

Section 6.2	Expenses.

Except as expressly provided in this Agreement, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

ARTICLE VII

LEASES AND OTHER AGREEMENTS

Section 7.1	Buyer’s Approval of New Leases and Agreements Affecting the Property.

Between the Effective Date and the Closing, Seller shall continue to lease the Property in the same manner as before the making of this Agreement, the same as though Seller were retaining the Property; provided, however, Seller shall not enter into any new Lease or other agreement affecting the Property, or modify or terminate any existing Lease or other agreement affecting the Property, which will be binding on the Property after Closing, except as permitted or required under any Lease (a “Consent Lease Action”), without first obtaining Buyer’s approval of the proposed action, which approval shall not be unreasonably conditioned, withheld or delayed. Notwithstanding the foregoing, Buyer hereby consents to Seller entering into leases or amendments to leases, on or prior to Closing, on materially the same terms as shown on Schedule 7.1 attached hereto and made a part hereof, and such leases and amendments shall not require Buyer’s consent thereto. Seller shall keep Buyer reasonably apprised of negotiations with tenants and potential tenants of the Property with respect to any Consent Lease Actions. In the case Buyer disapproves of any of the foregoing, Buyer shall specify in detail the reasons for its disapproval. If Buyer fails to give Seller notice of its approval or disapproval of any such proposed action requiring its approval under this Section 7.1 within three (3) business days after Seller notifies Buyer of Seller’s desire to take such action, then Buyer shall be deemed to have given its approval. Buyer agrees to cooperate with Seller in enabling Seller to complete any such proposed transaction requiring Buyer’s approval. Seller shall, prior to Closing, provide Buyer true and correct copies of any and all Leases entered into by Seller after the date hereof and affecting the Property following Closing. Seller shall pay on or prior to Closing all legal fees incurred by Seller in connection with any Lease executed by Seller on or prior to the Effective Date. Seller shall pay (or Buyer shall receive a credit at Closing for, in which case Buyer shall assume the obligation to pay) all legal fees incurred by Seller with respect to the negotiation and drafting of any lease with Clear Channel, Mar Cor, Signet Testing Laboratories or VITAS HMS Home Hospice Care for the premises at the Property referenced respectively next to each such potential tenant’s name in Schedule 7.2 (the “November 3 Schedule Leases”). At Closing, Buyer shall reimburse Seller for all legal fees paid by Seller with respect to the negotiation and drafting of any lease not executed by Seller as of the Effective Date but executed as of the Closing Date (other than the November 3 Schedule Leases). At Closing, Buyer shall pay all legal fees incurred but not paid by Seller with respect to the negotiation and drafting of any lease not executed as of the Effective Date but executed as of the Closing Date (other than the November 3 Schedule Leases).

Section 7.2	Tenant Improvement Costs, Leasing Commissions and Concessions.

Seller shall pay on or prior to Closing (or, at the election of Seller, Buyer shall receive a credit against the Purchase Price at Closing on account of, and Buyer shall assume) all tenant improvement work and allowances and leasing commissions shown on Schedule 7.2, and Buyer shall receive a credit at Closing on account of all free rent periods shown on Schedule 7.2; provided, Buyer shall not be entitled to receive a credit at Closing for that portion of any free rent period accruing prior to Closing. With respect to any new Lease or Lease modification entered into by Seller between November 3, 2011 and the Closing Date, and with respect to any renewal, extension or expansion of any Lease, whether through the exercise of an option or otherwise, occurring between such date and the Closing Date, Seller shall be required to pay or provide a credit at Closing for only those tenant improvement work and allowances, leasing commissions and free rent periods listed under the heading “Approved Leases” on Schedule 7.2. Except as set forth in Sections 7.1 and 7.2, Buyer shall pay all tenant improvement work and allowances, leasing commissions, legal fees or other expenses or grants of any free rent period or other concessions with respect to any Leases. Buyer shall reimburse Seller for all such costs, expenses, free rent period or other concessions incurred by Seller prior to Closing for which Buyer is responsible hereunder, and Buyer shall assume at Closing any then-outstanding obligations for which Buyer is responsible hereunder with respect to such tenant improvement work and allowances, leasing commissions, legal fees or other expenses or grants of any free rent period, or other concessions. The provisions of this Section shall survive the Closing.

Section 7.3	Tenant Notices.

At the Closing, Seller shall furnish Buyer with a signed notice to be given to each tenant of the Property. The notice shall disclose that the Property has been sold to Buyer, that, after the Closing, all rents should be paid to Buyer, and that Buyer shall be responsible for all of the tenant’s security deposit. The form of the notice shall be otherwise reasonably acceptable to the parties. Buyer covenants to deliver said notices to each tenant as soon as reasonably possible after Closing. This provision shall expressly survive Closing.

Section 7.4	Maintenance of Improvements and Operation of Property; Removal of Tangible Personal Property.

Seller agrees to keep its customary property insurance covering the Property in effect until the Closing (provided, however, that the terms of any such coverage maintained in blanket form may be modified as Seller deems necessary). Seller shall maintain all Improvements substantially in their present condition (ordinary wear and tear, casualty and condemnation excepted), and shall operate and manage the Property in a manner consistent with Seller’s practices in effect prior to the Effective Date, provided that Seller shall in no event be obligated to make any capital expenditures or repairs, except for repairs which are necessitated by events occurring after the Effective Date and which would ordinarily be performed by Seller in accordance with Seller’s customary procedures for maintenance of the Property, subject to the provisions of Article V above. Seller shall not remove any Tangible Personal Property, except as may be required for necessary repair or replacement, and replacement shall be of approximately equal quality and quantity as the removed item of Tangible Personal Property.

Section 7.5	Service Contracts.

Seller shall terminate, at Seller’s sole cost and expense, prior to or as of the Closing Date, all Service Contracts, including but not limited to all existing management and leasing agreements with respect to the Property.

Section 7.6	Deliveries.

Seller shall deliver to Buyer seven (7) business days prior to Closing (i) copies of any written notices received by Seller during the period from the Effective Date until the date seven (7) business days prior to Closing from any tenant at the Property alleging a default by Seller under such tenant’s Lease, or delivered by Seller during the period from the Effective Date until Closing to any tenant at the Property alleging a default by such tenant under such tenant’s Lease, and (ii) an updated accounts receivable report with respect to the Property dated no later than seven (7) business days prior to Closing. Seller shall deliver to Buyer, promptly following receipt thereof, a copy of any written notice of the initiation of any bankruptcy, liquidation or other insolvency action by or against any tenant at the Property received by Seller during the period from the Effective Date until Closing.

Section 7.7	Service Contracts.

Seller shall terminate, at Seller’s sole cost and expense, prior to or as of the Closing Date, all Service Contracts, including but not limited to all existing management and leasing agreements with respect to the Property.

ARTICLE VIII

CLOSING AND ESCROW

Section 8.1	Escrow Instructions.

Upon execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with the Title Company, and this instrument shall serve as the instructions to the Title Company as the escrow holder for consummation of the purchase and sale contemplated hereby. Seller and Buyer agree to execute such reasonable additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

Section 8.2	Closing.

The Closing hereunder shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made at the offices of the Title Company or as otherwise mutually agreed on December 22, 2011, and before 1:00 p.m., Pacific Standard Time, or such other earlier date and time as Buyer and Seller may mutually agree upon in writing (as the same may be postponed in accordance with the terms of this Agreement, the “Closing Date”). Except as expressly provided herein, such date and time may not be extended without the prior written approval of both Seller and Buyer.

Section 8.3	Deposit of Documents.

(a) At or before the Closing, Seller shall deposit into escrow the following items:

(1) the duly executed and acknowledged Deeds in the form attached hereto as Exhibit C conveying the Real Property to Buyer subject to the Conditions of Title;

(2) four (4) duly executed counterparts of the Bill of Sale in the form attached hereto as Exhibit D (the “Bill of Sale”);

(3) four (4) duly executed counterparts of an Assignment and Assumption of Leases, Warranties and Other Intangible Property in the form attached hereto as Exhibit E pursuant to the terms of which Buyer shall assume all of Seller’s obligations under the Leases, and other documents and agreements affecting the Property (the “Assignment of Leases”);

(4) an affidavit pursuant to Section 1445(b)(2) of the Code, and on which Buyer is entitled to rely, that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code;

(5) Four (4) duly executed counterparts of the Assumption Documents; and

(6) California 593-C Certificate and Declaration of Documentary Transfer Tax.

(7) One (1) duly executed Guaranty (as defined in Section 9.19 below).

(8) Authorization documents, including resolutions and incumbency certificates from Seller, reasonably acceptable to Title Company.

(b) At or before Closing, Buyer shall deposit into escrow the following items:

(1) immediately available funds necessary to close this transaction, including, without limitation, the Purchase Price (less the Deposit and interest thereon net of investment fees, if any, and the Assumption Amount) and funds sufficient to pay Buyer’s closing costs and share of prorations hereunder;

(2) four (4) duly executed counterparts of the Bill of Sale;

(3) Four (4) duly executed counterparts of the Assumption Documents; and

(4) four (4) duly executed counterparts of the Assignment of Leases.

(c) Seller and Buyer shall each execute and deposit a closing statement, such transfer tax declarations and such other instruments as are reasonably required by the Title Company or otherwise required to close the escrow and consummate the acquisition of the Property in accordance with the terms hereof. Seller and Buyer hereby designate Title Company as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Code and the regulations promulgated thereunder and agree to execute such documentation as is reasonably necessary to effectuate such designation.

(d) As of the Closing Date, Seller shall deliver or make available at the Property to Buyer: originals of the Leases to the extent in Seller’s possession, or copies of any Leases not in Seller’s possession, copies of the tenant correspondence files (for the three (3) most recent years of Seller’s ownership of the Property only and the current year), and originals of any other items which Seller was required to furnish Buyer copies of or make available at the Property pursuant to Sections 2.1(b) or (e) above, to the extent in Seller’s possession or in the possession of Seller’s Property Managers, except for Seller’s general ledger and other internal books or records, which shall be retained by Seller but which general ledger shall be made accessible to Buyer for a period of three (3) years subsequent to Closing. Seller shall deliver possession of the Property to Buyer as required hereunder and shall deliver to Buyer or make available at the Property a set of keys to the Property on the Closing Date.

Section 8.4	Estoppel Certificates.

(a) Seller and Buyer shall use commercially reasonable efforts to obtain estoppel certificates from each tenant of the Property substantially in the form attached hereto as Exhibit F (the “Estoppel Form”) or, if a tenant’s lease requires a different form, in the form required by the tenant’s lease, or as otherwise provided in this paragraph below. Buyer shall promptly draft such estoppel certificates, and Seller shall review, reasonably approve, and distribute to tenants such estoppel certificates as soon as reasonably practicable after receipt of such draft estoppel certificates from Buyer. It shall be a condition to Buyer’s obligation to close the sale and purchase of the Property that on or before the Closing, Buyer is able to obtain an estoppel certificate substantially in the form of Exhibit F (or in the form required by such tenant’s Lease) from (a) tenants occupying at least eighty-five percent (85%) of the area of the Property actually rented to tenants, and (b) at least fourteen of the sixteen tenants of the Property with Leases of 50,000 rentable square feet or more as of the date hereof (the “Major Tenants”)(collectively, the “Estoppel Threshold”). All estoppel certificates shall be dated no more than sixty (60) days prior to the Closing Date. An estoppel certificate, even though not substantially in the form required by the preceding sentence, will be deemed substantially in the form required by the preceding sentence if it is on the standard form of a tenant which customarily issues its own form, or, in the case of Major Tenants, if a “knowledge qualifier” has been inserted in Paragraph 4 of the Form Estoppel (or such similar provision relating to landlord’s default in another form of estoppel sufficient pursuant to this Section 8.4). If Seller is unable to satisfy the Estoppel Threshold, Seller may (but is not required to) deliver estoppel certificates in the form attached hereto as Exhibit G covering such leases as are sufficient, when aggregated with the tenant estoppel certificates previously delivered, to satisfy the Estoppel Threshold, provided that Buyer shall not be obligated to accept Seller estoppel certificates that collectively cover in excess of fifteen percent (15%) of the area of the Property actually rented to tenants and Buyer shall not be obligated to accept Seller estoppel certificates with respect to more than two (2) Major Tenants. Seller’s representations and warranties in any Seller estoppel certificates will survive the Closing, subject to the limitations contained in Sections 3.2, 3.3, 3.4, 9.11 and 9.19 hereof. In the event that Buyer receives an estoppel certificate from a tenant complying with the requirements of this Section 8.4 and for which Seller previously delivered a Seller’s estoppel certificate, Seller shall be automatically released from any liability or obligation under its estoppel certificate.

(b) If Seller is unable to obtain and deliver sufficient tenant estoppel certificates as required under Section 8.4(a), or if the certificates received or substituted Seller estoppel certificates contain a statement that Seller is in default under a Lease and Buyer objects thereto by written notice to Seller within three (3) business days after receipt by Buyer of the objectionable estoppel, but in any event on or before the Closing Date, then Seller will not be in default by reason thereof, and Seller may elect to extend the Closing Date by up to thirty (30) days in order to satisfy the requirement. If Seller still cannot satisfy the requirement at the end of such extended period, then Buyer may, by written notice given to Seller before the Closing Date, as extended by this Section 8.4(b), elect to terminate this Agreement and receive a refund of the Deposit, or waive said condition. If Buyer so elects to terminate this Agreement, neither party shall have any further rights or obligations hereunder except as provided in Section 6.1 above and Sections 9.3, 9.5 and 9.9 below. If no such notice is delivered by Buyer, Buyer shall be deemed to have waived such condition.

(c) Seller shall cooperate with Buyer and shall use commercially reasonable efforts to obtain an estoppel certificate from each property association, if any, governing or pertaining to any Property, substantially in the form provided by Buyer; provided, receipt of any such estoppels shall not be a condition to Buyer’s obligation to close its acquisition of the Property hereunder, and any such certificates which Buyer desires shall be drafted by Buyer’s counsel at Buyer’s sole cost and expense.

Section 8.5	Prorations.

(a) Rents, including, without limitation, percentage rents, if any, and any additional charges and expenses payable by tenants under Leases, all as and when actually collected; real property taxes and assessments; all other income from the Property; interest and other payments due under the Loan; water, sewer and utility charges; amounts payable under any other agreements or documents; annual permits and/or inspection fees (calculated on the basis of the period covered); and any other expenses of the operation and maintenance of the Property (including, without limitation, expenses prepaid by Seller and which apply solely to the period from and after the Closing and with respect to which Seller shall receive a credit at Closing in the amount of the prepaid expenses), shall all be prorated as of 11:59 p.m. on the day immediately prior to Closing (i.e., Buyer is entitled to the income and responsible for the expenses of the day of Closing and Seller is entitled to the income and responsible for the expenses for the period prior to the day of Closing), on the basis of a 365-day year. Tenant improvement costs, leasing commissions, legal fees and other expenses, and free rent and other concessions, shall be prorated as provided in Section 7.2.

All rents collected after the Closing shall be applied and paid as provided in this Section 8.5(a). If a tenant shall specifically designate a payment as being attributable to, or if it is readily ascertainable that a payment received from a tenant is attributable to a specific period of time or for a specific purpose, including, without limitation, for operating expenses or real estate tax payments which were not paid or were underpaid by such tenant or for reimbursement for work performed by Seller on the tenant’s premises, such payment shall be so applied. If there is no such designation or if not so readily ascertainable, any payment received from a tenant after Closing shall be deemed a payment of rent due after the Closing until the tenant is current on rents and sums due under the applicable Lease on or after the Closing, and then such payments shall be paid to Seller to the extent of any rent or other sums owing to Seller for periods prior to Closing. Buyer shall use reasonable efforts to collect such rents and other sums owing to Seller but shall not be required to pay any third-party costs in doing so. Seller retains the right to collect any such rents and other sums from tenants after Closing; provided, however, that Seller shall have no right to cause any such tenant to be evicted or to exercise any other landlord remedy against such tenant other than to sue for collection.

Reconciliations of taxes, insurance charges and other expenses owed by tenants under Leases for the calendar year (or fiscal year if different from the calendar year) in which the Closing occurs shall be prepared by Buyer with the cooperation of Seller on or prior to June 30, 2012, in accordance with the requirements set forth in the Leases and as provided in this Section 8.5(a). If accurate allocations cannot be made at Closing because current bills are not obtainable, the parties shall allocate such expenses at Closing on the best and most current information available, subject to adjustment in cash after the Closing outside of escrow as set forth above. For those Leases in which tenants pay a proportionate share of taxes, insurance charges or other expenses over a base year amount or expense stop, the proration between the parties of the income received from tenants over such base year amount or expense stop shall be calculated based on the total amount of such expenses for the Property incurred by both Seller and Buyer for the entire calendar (or, if applicable, fiscal) year, rather than on the amount of such expenses actually incurred by each party for such year, in order to enable the parties to determine if the base year amount or expense stop for such year is exceeded. Such income as so calculated shall be prorated between the parties based on the number of days each party owned the Property during such year and otherwise in accordance with this Section 8.5(a). For Leases which do not have a base year amount or expense stop, the proration between the parties of income received from tenants from reconciliations of expenses under the Leases shall be calculated based on the expenses actually incurred by each party for such year and each party’s period of ownership of the Property, and otherwise in accordance with this Section 8.5(a).

The amount of any cash security deposits together with interest thereon (if required by applicable law or pursuant to the applicable Lease) held by Seller under Leases shall be credited against the Purchase Price (and Seller shall be entitled to retain such cash security deposits). Seller shall deliver to Buyer at Closing an original copy of all Letters of Credit obtained from tenants at the Property in lieu of a cash security deposit pursuant to such tenants Lease, together with an assignment of such Letter of Credit to Buyer executed by Seller. Buyer shall work with the lenders obligated under such Letters of Credit, and Seller shall cooperate in Buyer’s efforts (at no cost to Seller except as provided in this Section), to have the Letters of Credit assigned to Buyer promptly following closing, shall pay the amount of any fees associated with the transfer of such Letters of Credit, and shall receive a credit against the Purchase Price at Closing in the amount of one half ( 1/2) of such fees. Seller shall receive credits at Closing for the amount of any utility or other deposits with respect to the Property. Buyer shall cause all utilities to be transferred into Buyer’s name and account at the time of Closing.

Seller and Buyer hereby agree that if any of the aforesaid prorations and credits cannot be calculated accurately on the Closing Date or in the case of rents or other charges received from tenants, such amounts have not been collected, then the same shall be calculated as soon as reasonably practicable after the Closing Date or the date such amounts have been collected, and either party owing the other party a sum of money based on such subsequent proration(s) or credits shall pay said sum to the other party within thirty (30) days thereafter. Upon request of either party, the parties shall provide a detailed and accurate written statement signed by such party certifying as to the payments received by such party from tenants from and after Closing and to the manner in which such payments were applied, and shall make their books and records available for inspection by the other party during ordinary business hours upon reasonable advance notice.

Seller retains the right to pursue and control any tax appeals applicable to periods prior to the tax year of the Closing, and Buyer shall cooperate with Seller with respect to such appeals at no material cost or expense to Buyer. Any refund of real property taxes or special assessments relating to the period prior to Closing shall be for the account of Seller. To the extent Buyer receives any such refund, Buyer shall remit such refund to Seller within five (5) business days of receipt thereof. Notwithstanding the foregoing, Buyer and Seller shall reasonably and jointly pursue and control any tax appeals applicable to the current tax year, and the parties shall prorate all costs incurred and recovered in connection therewith based on the portion of the proceeds of any tax appeal recovery allocable to each party’s respective period of ownership of the Property.

(b) Seller shall pay all county transfer taxes, one-half ( 1/2) of any city transfer taxes and one-half ( 1/2) of any escrow fees. Buyer shall pay all title charges (including endorsements and reinsurance charges), survey costs, escrow or closing fees, sale taxes, recording fees or taxes, one-half ( 1/2) of city transfer taxes and one-half ( 1/2) of all escrow fees. The parties will execute and deliver any required transfer or other similar tax declarations to the appropriate governmental entity at Closing.

(c) The provisions of this Section 8.5 shall survive the Closing.

Section 8.6	Seller’s Indemnity.

Seller shall indemnify, defend and hold Buyer and the Buyer Related Parties and their respective successors, heirs, personal representatives and assigns harmless from and against all claims, damages, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees and court costs), losses which arise out of tort claims of third parties for any personal injury, death or damage to personal property arising out of events which occurred on the Property before the Closing and during Seller’s period of ownership of the Property. This indemnity shall survive the Closing for a period of nine (9) months. Any claim which Buyer may have against Seller under the foregoing indemnity, whether such claim is known or unknown, which is not specifically asserted by written notice to Seller within such nine (9) month period shall not be valid or effective, and Seller shall have no liability with respect thereto. Seller may defend any claims against Buyer with counsel reasonably approved by Buyer or designated by Seller’s insurance company.

ARTICLE IX

MISCELLANEOUS

Section 9.1	Notices.

Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by facsimile with confirmation of receipt, or (d) by a commercial overnight courier that guarantees next day delivery and provides a receipt, and such notices shall be addressed as follows:

To Buyer:	PS Business Parks, L.P. 701 Western Avenue
Glendale, CA 91201 Fax No: (818) 242-0566 Telephone: (811) 244-8080 Attention: Ross F. Parkin E-mail: rparkin@psbusinessparks.com

and

Attention: Stephanie Heim E-mail: sheim@publicstorage.com

and

Attention: Joseph D. Russell, Jr. E-mail: Jrussell@psburinsesparks.com

with a copy to:	Snider & Weinstein PLLC
2000 Massachusetts Avenue, N.W., Suite 200 Washington DC 20036 Attention: Steven S. Snider E-mail: steven.snider@sniderweinstein.com Fax No.: (202) 293-9401 Telephone: (202) 293-9621

and

Kathleen Weinstein E-mail: kathleen.weinstein@sniderweinstein.com Fax No.: (202) 293-9401 Telephone: (202) 293-9621

To Seller:

Northern California Industrial Portfolio, Inc. and

RREEF America REIT II Corp. MMMM 3 California

c/o RREEF America L.L.C.

101 California Street, 26th Floor

San Francisco, CA 94111

Attention: Ryan Madson

E-mail: ryan.madson@rreef.com

Telephone: (415) 262-2067

Fax No.: (415) 781-2229

with a copy to:	Orrick, Herrington & Sutcliffe LLP 405 Howard Street San Francisco, CA 94105 Attention: Michael H. Liever E-mail: mliever@orrick.com Telephone: (415) 773-5808 Fax No.: (415) 773-5759

To Title Company:

Chicago Title Company

San Francisco Office

National Business Unit

455 Market Street, 21st Floor

San Francisco, CA 94105

Attention: Michelle Viguie

E-mail: ViguieM@CTT.com

Fax No.: (415) 896-9422

Telephone: (415) 291-5136

or to such other address as either party may from time to time specify in writing to the other party. Any notice or other communication sent as hereinabove provided shall be deemed effectively given (a) on the date of delivery, if delivered in person; (b) on the date mailed if sent by certified mail, postage prepaid, return receipt requested or by a commercial overnight courier; or (c) on the date of transmission, if sent by facsimile with confirmation of receipt. Such notices shall be deemed received (a) on the date of delivery, if delivered by hand or overnight express delivery service; (b) on the date indicated on the return receipt if mailed; or (c) on the date of transmission, if sent by facsimile. If any notice mailed is properly addressed but returned for any reason, such notice shall be deemed to be effective notice and to be given on the date of mailing. Any notice sent by the attorney representing a party, shall qualify as notice under this Agreement.

Section 9.2	Entire Agreement.

This Agreement, together with the Exhibits and schedules hereto, contains all representations, warranties and covenants made by Buyer and Seller and constitutes the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Agreement together with the Exhibits and schedules hereto.

Section 9.3	Entry and Indemnity.

In connection with any entry by Buyer, or its agents, employees or contractors onto the Property, Buyer shall give Seller reasonable advance notice of such entry and shall conduct such entry and any inspections in connection therewith (a) during normal business hours, (b) so as to minimize, to the greatest extent possible, interference with Seller’s business and the business of Seller’s tenants, (c) in compliance with all applicable laws, and (d) otherwise in a manner reasonably acceptable to Seller. Without limiting the foregoing, prior to any entry to perform any invasive on-site testing, including but not limited to any air sampling, borings, drillings or other samplings, Buyer shall give Seller written notice thereof, including the identity of the company or persons who will perform such testing and the proposed scope and methodology of the testing. Seller shall approve or disapprove, in Seller’s sole discretion, the proposed testing within three (3) business days after receipt of such notice. If Seller fails to respond within such three (3) business day period, Seller shall be deemed to have disapproved the proposed testing.

If Buyer or its agents, employees or contractors take any sample from the Property in connection with any such approved testing, Buyer shall provide to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing. Buyer shall permit Seller or its representative to be present to observe any testing or other inspection or due diligence review performed on or at the Property. Upon the request of Seller, Buyer shall promptly deliver to Seller copies of any reports relating to any testing or other inspection of the Property performed by Buyer or its agents, representatives, employees, contractors or consultants. Notwithstanding anything to the contrary contained herein, Buyer shall not contact any governmental authority or any tenant without first obtaining the prior written consent of Seller thereto in Seller’s sole discretion, and Seller, at Seller’s election, shall be entitled to have a representative participate in any telephone or other contact made by Buyer to a governmental authority or tenant and present at any meeting by Buyer with a governmental authority or tenant. Buyer shall maintain, and shall assure that its contractors maintain, public liability and property damage insurance in amounts (but in no event less than One Million Dollars ($1,000,000) with respect to any liability insurance) and in form and substance adequate to insure against all liability of Buyer and its agents, employees or contractors, arising out of any entry or inspections of the Property pursuant to the provisions hereof, and Seller and Seller’s lender shall be named as additional insureds on such insurance. Buyer shall provide Seller with evidence of such insurance coverage prior to any entry on the Property. Buyer shall indemnify and hold Seller harmless from and against any costs, damages, liabilities, losses, expenses, liens or claims (including, without limitation, court costs and reasonable attorneys’ fees and disbursements) arising out of or relating to any entry on the Property by Buyer, its agents, employees or contractors in the course of performing the inspections, testings or inquiries provided for in this Agreement, including, without limitation, any release of Hazardous Materials or any damage to the Property; provided that Buyer shall not be liable to Seller solely as a result of the discovery by Buyer of a pre-existing condition on the Property to the extent the activities of Buyer, its agents, representatives, employees, contractors or consultants do not exacerbate the condition. The provisions of this Section 9.3 shall be in addition to any access or indemnity agreement previously executed by Buyer in connection with the Property; provided that in the event of any inconsistency between this Section 9.3 and such other agreement, the provisions of this Section 9.3 shall govern. The foregoing indemnity shall survive beyond the Closing, or, if the sale is not consummated, beyond the termination of this Agreement. Buyer’s right of entry, as provided in this Section 9.3, shall continue up through the date of Closing.

Section 9.4	Time.

Time is of the essence in the performance of each of the parties’ respective obligations contained herein. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal or bank holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled business day.

Section 9.5	Attorneys’ Fees.

If either party hereto fails to perform any of its obligations under this Agreement or of any of the Other Documents or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement or of any of the Other Documents, whether prior to or after Closing, or if any party defaults in payment of its post-Closing financial obligations under this Agreement or under any of the Other Documents, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements.

Section 9.6	Assignment.

Except to a single purpose, bankruptcy remote entity wholly owned, directly or indirectly, by Buyer, as required by the Loan Agreement, or a permitted assignee under Section 9.24, Buyer’s rights and obligations hereunder shall not be assignable without the prior written consent of Seller, which may be given or withheld in Seller’s sole discretion. Buyer shall in no event be released from any of its obligations or liabilities hereunder in connection with any assignment. Without limiting and notwithstanding the above, in no event shall Buyer have the right to assign its rights or obligations hereunder to any party which could not make the representation and warranty contained in subsections 3.5(e) and (g) above, and in connection with any assignment pursuant to the terms hereof, the assignee shall reconfirm in a written instrument acceptable to Seller and delivered to Seller prior to the effective date of the assignment said representation and warranty as applied to the assignee and that all other terms and conditions of this Agreement shall apply to such assignee and are being assumed by assignee. Subject to the provisions of this Section, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

Section 9.7	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Facsimile signatures and signatures delivered electronically (e.g. via pdf file) shall be deemed to be the equivalent of original signatures for purposes of this Agreement and any amendments hereto.

Section 9.8	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State in which the Real Property is located.

Section 9.9	Confidentiality and Return of Documents.

Buyer and Seller shall each maintain as confidential any and all material obtained about the other or, in the case of Buyer, about the Property, this Agreement or the transactions contemplated hereby, and shall not disclose such information to any third party. Except as may be required by law, Buyer will not divulge any such information to other persons or entities including, without limitation, appraisers, real estate brokers, or competitors of Seller. Notwithstanding the foregoing, Buyer shall have the right to disclose information with respect to the Property to its officers, directors, employees, attorneys, accountants, environmental auditors, engineers, potential lenders, and permitted assignees under this Agreement and other consultants to the extent necessary for Buyer to evaluate its acquisition of the Property provided that all such persons are told that such information is confidential and agree (in writing for any third party engineers, environmental auditors or other consultants) to keep such information confidential. If Buyer acquires the Property from Seller, Seller shall have the right to publicize the transaction (other than the parties to or the specific economics of the transaction) in whatever manner it deems appropriate; provided that any press release or other public disclosure regarding this Agreement or the transactions contemplated herein, and the wording of same, must be reasonably approved in advance by both parties and, in the case of Buyer, may only be made on or following the date twenty (20) days following Closing. The provisions of this paragraph shall survive the Closing or any termination of this Agreement. In the event the transaction contemplated by this Agreement does not close as provided herein, upon the request of Seller, Buyer shall promptly return to Seller all Due Diligence Materials and other documents and copies obtained by Buyer from Seller in connection with the purchase of the Property hereunder.

Section 9.10	Interpretation of Agreement.

The article, section and other headings of this Agreement are for convenience of reference only and shall not be construed to affect the meaning of any provision contained herein. Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter. The term “person” shall include any individual, partnership, joint venture, corporation, trust, unincorporated association, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.

Section 9.11	Limited Liability.

The obligations of Seller under this Agreement and under all of the Other Documents are intended to be binding only on the property of Seller and the proceeds of sale of the Property (to the extent such proceeds may be pursued under applicable law, and subject to the limitations on liability contained in this Agreement) and shall not be personally binding upon, nor shall any resort be had to, the private properties of any Seller Related Parties.

Section 9.12	Amendments.

This Agreement may be amended or modified only by a written instrument signed by Buyer and Seller.

Section 9.13	No Recording.

Neither this Agreement or any memorandum or short form thereof may be recorded by Buyer.

Section 9.14	Drafts Not an Offer to Enter Into a Legally Binding Contract.

The parties hereto agree that the submission of a draft of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Property. The parties shall be legally bound with respect to the purchase and sale of the Property pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in their respective sole discretion, and both Seller and Buyer have fully executed and delivered to each other a counterpart of this Agreement (or a copy by facsimile transmission) (the “Effective Date”).

Section 9.15	ERISA.

Without limiting Buyer’s representation and warranty in Section 3.5(e) above, within ten (10) days after the Effective Date, Buyer shall furnish to Seller all information regarding the Buyer, its affiliates and the shareholders, members, investors or partners of each of them and any permitted assignees of Buyer hereunder (collectively, the “Buyer Parties”) as Seller requests in writing in order to enable Seller to determine to Seller’s sole satisfaction that Buyer’s representation and warranty contained in Section 3.5(e) of this Agreement is true and correct. Buyer represents and warrants and covenants to Seller that there will not be any change in any such information regarding Buyer or the Buyer Parties prior to or on the Closing. In the event any such information or change in Seller’s reasonable judgment makes this transaction a sale to a party-in-interest, Seller may terminate this Agreement without liability on the part of Seller or Buyer (provided such change did not occur as a result of a default by Buyer), other than Buyer’s indemnity contained in Section 9.3 hereof and the obligations contained in Sections 6.1, 9.5 and 9.9 hereof, and the Deposit will be returned to Buyer.

Section 9.16	No Partnership.

The relationship of the parties hereto is solely that of Seller and Buyer with respect to the Property and no joint venture or other partnership exists between the parties hereto. Neither party has any fiduciary relationship hereunder to the other.

Section 9.17	No Third Party Beneficiary.

The provisions of this Agreement are not intended to benefit any third parties, except the Seller Related Parties and the Buyer Related Parties.

Section 9.18	Seller’s Conditions Precedent.

Seller’s obligation to sell the Property to Buyer shall be conditioned on the approval of Seller’s or Seller’s investment advisor’s investment committee and Seller’s board of directors in its sole discretion of this Agreement and the transactions contemplated hereby on or before November 22, 2011. If the investment committee does not approve this Agreement and the transactions contemplated hereby on or before such date, then this Agreement shall terminate, the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3, 9.5 and 9.9. Seller shall notify Buyer in writing as to whether the investment committee has approved or disapproved this Agreement and the transactions contemplated hereby.

Section 9.19	Limitation on Liability.

Notwithstanding anything to the contrary contained herein, subject to the last sentence of this Section 9.19, after the Closing: (a) the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer (including, without limitation, for any breach of any representation, warranty and/or covenant by Seller) in connection with the Property and/or the sale thereof to Buyer including, without limitation, under this Agreement or any documents executed pursuant hereto or in connection herewith, including, without limitation, the Deeds, the Bill of Sale and the Assignment of Leases but excluding any Seller estoppel certificates (collectively, the “Other Documents”), shall under no circumstances whatsoever exceed Six Million Five Hundred Thousand Dollars ($6,500,000.00), less any amounts paid from time to time by Guarantor to Buyer pursuant to claims by Buyer under the Guaranty (the “Cap”); and (b) no claim by Buyer alleging a breach by Seller of any representation, warranty and/or covenant of Seller contained herein or in any of the Other Documents may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Buyer alleging a breach by Seller of any such representation, warranty and/or covenant is for an aggregate amount in excess of Twenty-Five Thousand Dollars ($25,000) (the “Floor Amount”), in which event Seller’s liability respecting any judgment concerning such claim or claims shall be for the entire amount thereof, subject to the limitation set forth in clause (a) above; provided, however, that if any such judgment is for an amount that is less than or equal to the Floor Amount, then Seller shall have no liability with respect thereto. If (i) it is determined by a court, arbitration or other proceeding that Seller breached any of its representations or warranties in Section 3.1 or in Section 6.1, (ii) Buyer gave written notice to Seller of such breach during the Survival Period, and (iii) Seller fails to pay the amount of damages caused by such breach as determined by such court, arbitration or other proceeding within five (5) days of such determination, RREEF AMERICA REIT II, Inc., a Maryland corporation (“Guarantor”) shall pay to Buyer the amount of such damages pursuant to the terms of a Guaranty in the form attached hereto as Exhibit J (the “Guaranty”), which shall be delivered by Guarantor at Closing. The foregoing Cap is not intended to and shall in no event limit Seller’s obligations or liabilities under Sections 6.1, 8.5 and 8.6 of this Agreement, which obligations and liabilities shall be in addition to, and not part of, the Cap.

Section 9.20	Survival.

Except as expressly set forth to the contrary herein, no representations, warranties, covenants or agreements of Seller or Buyer contained herein shall survive the Closing.

Section 9.22	Jury Trial Waiver

Each party hereby waives trial by jury in any action, proceeding, claim or counterclaim brought by either party in connection with any matter arising out of or in any way connected with this Agreement and the relationship of Buyer and Seller under this Agreement. Each party hereby consents to any service of process in any such action, proceeding, claim or counterclaim at the address set forth for such party in this Agreement; provided, however, that nothing in this Agreement shall be construed as requiring such service at such address. This jury trial waiver provision shall survive the Closing or the termination of this Agreement.

Section 9.23	Severability

If any one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 9.24	Like-Kind Exchange

Each party hereby agrees to take any and all actions at Closing as are reasonably necessary to help the other to effectuate a like-kind exchange of that portion of the Property not encumbered by a lien created by any of the Loan Documents (the “Exchangeable Property”) pursuant to Section 1031 of the Code, including, but not limited to executing a notification statement acknowledging that the other party has elected to effectuate a like-kind exchange, provided that neither party shall be required to execute any documents except as provided above, and provided, however, that in no event shall the non-requesting party be required to take title to any other real property or to incur any additional expenses or liability in order to effectuate the like-kind exchange and the like-kind exchange shall not delay the Closing Date or be a condition of Closing, and (d) with respect to an Exchange at the request of Buyer, delivery of a deed to Buyer at the direction of the qualified intermediary, acknowledgment of a re-assignment of this Agreement from the qualified intermediary to the Buyer following the exchange, and modification of the settlement statement to show funds being delivered at Closing from the qualified intermediary instead of from the Buyer. Notwithstanding any other provision of this Agreement to the contrary, at no time shall Seller be required to enter into a contract with the qualified intermediary (other than acceptance of the notification of assignment). The requesting party, whether Seller or Buyer, agrees to indemnify, defend and hold the other party harmless from and against any and all costs, expenses, claims, damages, losses and other liabilities including, without limitation, attorneys’ fees and costs, of any kind arising with regard to the effectuation of a tax free exchange as described herein. Notwithstanding anything to the contrary provided herein, the non-requesting party makes no representations or warranties as to the tax treatment for the transaction contemplated hereby or the ability of the transaction contemplated to qualify for like-kind exchange treatment pursuant to Section 1031 of the Code. In the event both parties desire to effectuate a like-kind exchange as described herein, each party shall pay any and all costs associated with their respective transactions. The parties hereby acknowledge and agree that all references to a “like-kind exchange” in this Section 9.24 shall be deemed to include, but not be limited to, a reverse like-kind exchange of the Exchangeable Property pursuant to Section 1031 of the Code. Seller shall cooperate with Buyer in establishing a reasonable allocation of the Purchase Price among the properties that comprise the Exchangeable Property. Notwithstanding anything to the contrary herein, effectuation of a like-kind exchange as described herein shall not release the requesting party from any of its obligations under this Agreement.

Section 9.25	Market Withdrawal

Seller hereby agrees that for a period beginning on the date hereof and ending on December 13, 2011 or any sooner termination of this Agreement (the “Standstill Period”), Seller will not and will not permit Seller’s officers, directors, employees, shareholders or agents to (i) take any action to solicit, accept or agree to an Acquisition Proposal (as hereinafter defined), or (ii) engage in any negotiations with any person or entity that may be considering making, or has made, an Acquisition Proposal. The term “Acquisition Proposal” means any offer or proposal for the Property, or any offer or proposal involving a merger or other business combination related to the Property.

Section 9.26	Survival of Article IX.

The provisions of this Article IX shall survive the Closing.

[signature page follows]

The parties hereto have executed this Agreement as of the date set forth in the first paragraph of this Agreement.

Seller:	NORTHERN CALIFORNIA INDUSTRIAL
PORTFOLIO, INC., a Maryland corporation, and

RREEF AMERICA REIT II CORP. MMMM 3
CALIFORNIA, a Maryland corporation

	By:	/s/ Ryan Madson
	Name:	Ryan Madson
	Its:	Assistant Vice President

Buyer:	PS BUSINESS PARKS, L.P. a California Limited Partnership

	By:	PS Business Parks, Inc., General Partner

		By:	/s/ Ross K. Parkin
		Its:	Vice President

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A-1	Addresses of the Property

Exhibit A-2	Real Property Description

Exhibit B	[Intentionally deleted]

Exhibit C	Deeds

Exhibit D	Bill of Sale

Exhibit E	Assignment of Leases, Warranties and Other Intangible Property

Exhibit F	Estoppel Certificate

Exhibit G	Seller’s Estoppel Form

Exhibit H	[Intentionally deleted]

Exhibit I	Owner’s Declaration

Exhibit J	Guaranty of Purchase Agreement

SCHEDULES

Schedule 1	Disclosure Items

Schedule 1-A	Environmental Reports

Schedule 1.1(c)	Tangible Personal Property

Schedule 2.1(b)	Leases

Schedule 2.3	Loan Documents

Schedule 3.1(f)	Payable and Future Commissions

Schedule 7.1	Approved Lease Actions

Schedule 7.2	Tenant Improvement Work and Allowances and Free Rent Payable by Seller

EXHIBIT A-1

ADDRESSES OF THE PROPERTY

1.	Bay Center Business Park I

26250-26260 Eden Landing Road, Hayward, California 94545

3556-3565 Investment Blvd., Hayward, California 94545

3551-3566 Arden Road, Hayward, California 94545

3582-3588 Arden Road, Hayward, California 94545

3540-3550 Arden Road, Hayward, California 94545

2.	Bay Center Business Park II

3832 Bay Center Place, Hayward, California 94545

3851 & 3857 Breakwater Avenue, Hayward, California 94545

3848, 3854, 3856 & 3858 Bay Center Place, Hayward, California 94545

3860-3876 Bay Center Place, Hayward, California 94545

3.	Bay Center Business Park III

25531 Whitesell Street, Hayward, California 94545

3825 Bay Center Place, Hayward, California 94545

4.	Bay Center Distribution Center

3875 Bay Center Place, Hayward, California 94545

5.	Cabot Boulevard Warehouse

21001 Cabot Boulevard, Hayward, California 94545

6.	Wiegman Distribution Center

30750, 30746 & 30736 Wiegman Road, Hayward, California 94544

Sch. 7.2-1

7.	Hayward Business Park

1495 Zephyr Avenue, Hayward, California 94544

1501-1513 Zephyr Avenue, Hayward, California 94544

1502-1520 Crocker Avenue, Hayward, California 94544

30677-30695 Huntwood Avenue, Hayward, California 94544

30800-30826 Santana Street, Hayward, California 94544

30803-30805 Santana Street, Hayward, California 94544

30962-30996 Santana Street, Hayward, California 94544

30973-30985 Santana Street, Hayward, California 94544

8.	Huntwood Business Center

1236-1288 San Luis Obispo Avenue, Hayward, California 94544

1875-1887 Whipple Road/31348-31395 Huntwood Avenue, Hayward, California 94544

1837-1867 Whipple Road/31351-31395 Medallion Drive, Hayward, California 94544

31348-31395 Huntwood Avenue

9.	Eden Landing Business Center

26227-26269 Research Road, Hayward, California 94545

10.	Diablo Industrial Park

3151 Diablo Avenue, Hayward, California

3121-3123 Diablo Avenue, Hayward, California

34760-3488 Diablo Avenue, Hayward, California

25057-25079 Viking Street, Hayward, California

25005-25007 Viking Street, Hayward, California

25008 Viking Street, Hayward, California

25011-25013 Viking Street, Hayward, California

2

3462-3468 Diablo Avenue, Hayward, California

3440-3664 Depot Road, Hayward, California

3470-3498 Depot Road, Hayward, California

3163, 3165, 3179, 3191, 3193 Diablo Avenue

3201 Diablo Avenue, Hayward, California

11.	Doolittle Business Center

1437 Doolittle Drive, San Leandro, California 94577

1451 Doolittle Drive, San Leandro, California 94577

1461 Doolittle Drive, San Leandro, California 94577

1471-1499 Doolittle Drive, San Leandro, California 94577

12.	Port of Oakland Business Center

7303 Edgewater Drive, Oakland, California 94621

7305 Edgewater Drive, Oakland, California 94621

7307 Edgewater Drive, Oakland, California 94621

13.	Bayview Business Center

2901-2949 Bayview Drive, Fremont, California 94538

48000-48016 Fremont Blvd., Fremont, California 94538

14.	Freemont Commerce Center

41638-41758 Christy Street, Fremont California 94538

41762-41786 Christy Street, Fremont California 94538

41460-41484 Christy Street, Fremont California 94538

41444-41458 Christy Street, Fremont California 94538

15.	Industrial Drive

45133-45169 Industrial Drive, Fremont, California 94538

3

16.	Cadillac Court I

1151-1181 Cadillac Court, Milpitas, California 95035

17.	Cadillac Court II

1123-1141 Cadillac Court, Milpitas, California 95035

18.	COG Warehouse

931 Cadillac Court, Milpitas, California 95035

19.	Dixon Landing Business Park

1850-1880 Milmont Drive, Milpitas, California 95035

1909-1971· Milmont Drive, Milpitas, California 95035

1940 Milmont Drive, Milpitas, California 95035

411-431 Dixon Landing Rd., Milpitas, California 95035

20.	Okidata Distribution Center

1001 Cadillac Court, Milpitas, California 95035

21.	Charcot Business Center

721-751 Charcot Avenue, San Jose, California 95131

2023-2035 O’Toole Avenue, San Jose, California 95131

2142-2158 Paragon Drive, San Jose, California 95131

2170-2190 Paragon Drive, San Jose, California 95131

22.	Montague Industrial Center

1510-1518 Montague Expressway, San Jose, California 95131

1520-1528 Montague Expressway, San Jose, California 95131

1530-1538 Montague Expressway, San Jose, California 95131

1540-1548 Montague Expressway, San Jose, California 95131

1550-1558 Montague Expressway, San Jose, California 95131

1560-1568 Montague Expressway, San Jose, California 95131

4

23.	1719 Little Orchard

1710 Little Orchard St., San Jose, California 95125

24.	1310-1380 Kifer Road

1320 Kifer Road, Sunnyvale, California 94086

1324-1330 Kifer Road, Sunnyvale, California 94086

1360 Kifer Road, Sunnyvale, California 94086

1380 Kifer Road, Sunnyvale, California 94086

25.	Walsh at Lafayette

1035 Walsh Avenue, Santa Clara, California 95050

1135 Walsh Avenue, Santa Clara, California 95050

1285 Walsh Avenue, Santa Clara, California 95050

915-925 Walsh Avenue, Santa Clara, California 95050

26.	Concord Industrial Park

1850 Bates Avenue, Concord, California

4075 Nelson Avenue, Concord, California

4085 Nelson Avenue, Concord, California

4090 Nelson Avenue, Concord, California

1900 Bates Avenue, Concord, California

4070 Nelson Avenue, Concord, California

185 Mason Circle, Concord, California

150 Mason Circle, Concord, California

125 Mason Circle, Concord, California

135 Mason Circle, Concord, California

5